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                                                                    Exhibit 99.1



FRANKLIN COVEY CO.                                       For Further Information
2200 West Parkway Boulevard                                      Jon H. Rowberry
Salt Lake City, UT 84119-2331                                          President

                                 NEWS BULLETIN                      Greg D. Link
                                                                Public Relations

                                                              Richard R. Putnam
                                                             Investor Relations

                                                                 (801) 975-1776

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          FRANKLIN COVEY CLAIMS MODEL MERGER, FORMING INDUSTRY LEADER

        SALT LAKE CITY, UTAH (NYSE: FC) -- May 30, 1997 -- Franklin Quest Co., a leading provider of training seminars and the creator of the Franklin Day Planner, and Covey Leadership Center, whose products include books, seminars, videos, corporate consulting and training programs based on the international best sellers, "The 7 Habits of Highly Effective People" and "Principled-Centered Leadership", today announced the closing of their merger.

        The merged company, to be known as Franklin Covey Co., will have fiscal 1998 revenues in excess of $500 million, making it, arguably, the largest entity in the corporate training industry. Franklin Covey operates more than 100 retail stores, and has a client base that includes 82 of the Fortune 100, more than two-thirds of the Fortune 500 companies, thousands of midsize and small companies, government entities, educational institutions, communities, families and millions of individual consumers.

        "This merger will allow both companies to better meet the challenges of a fast growing global market, which is demanding products and programs that increase productivity and develop leadership and life skills,'' said Stephen R. Covey, Co-Chairman of Franklin Covey. "Our organizations share a common philosophy and approach based on our mutual belief in the power of principles to improve individual and organizational effectiveness. We anticipate continued success based on a portfolio of proprietary concepts and intellectual property assets that have proven their value in the marketplace. We intend to apply our organizational expertise to our own merger, thereby creating a model merger for corporate industry."

        "Franklin Covey plans to create added value from synergy," said Hyrum
W. Smith, Chairman and CEO of Franklin Covey. "We look forward to exploring and taking advantage of the many areas of synergy that exist so naturally between our companies. To this end, we started months ago to guide the integration of our companies by writing an interim mission statement in which many associates of both companies participated. We have also established numerous synergy teams that have already integrated and aligned the structure and leadership of the new company so we will hit the ground running as the merger closes. The purpose of this synergy team process is to generate operational savings as well as increased revenues and shareholder value."

        On the consumer side of the business, Franklin Covey's retail stores are located in top retail centers throughout the nation. The stores will be renamed: Franklin Covey 7 Habits, to leverage the brand equity and wide recognition of the 7 Habits name. The stores and catalog provide products that meet the growing demand for tools for effective living.
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        The merger strategically positions Franklin Covey as the leading complete solutions provider to aid organizations in aligning their strategies with proven principles. The Company hopes to be particularly valuable to clients who want to accelerate the benefits of their mergers and acquisitions. Franklin Covey will provide a broad range of curriculum including leadership, time management, team building, business development, business and technical communication, change management, productivity, strategic alignment and custom solutions.

        Clients will have access to Franklin Covey curriculum through consulting services, personal coaching, custom on-site training, and client facilitated training, as well as open enrollment training offered in more than 300 cities in North America and 40 countries worldwide. Educational and training implementation tools, including the Franklin Day Planner, the 7 Habits Organizer and a broad offering of audio and video tapes, books and computer software enable clients to retain and effectively utilize educational and training concepts and skill.

        Jon H. Rowberry, President of Franklin Covey Co., said, "Our clients have responded with a high level of enthusiasm to the news of this merger. Clients of both Covey and Franklin, including United Parcel Service, Marriott, Allied Signal, NationsBank, Bell Canada, WalMart, Starbucks and Brunswick feel that the combined Franklin Covey company will become an even more significant resource for their training and educational needs."

        Franklin Covey has more than 15 million students and individuals using agendas, organizers and planners and training products and materials printed in 28 languages throughout the world. Franklin Covey has more than 12 million books in print with more than 1.5 million being sold each year. "Business Week" magazine lists Franklin Covey's "The 7 Habits of Highly Effective People" as the #1 best selling trade business book for the year 1996 and its "First Things First" time management as #3. The newly released Japanese translation of 7 Habits is #1 best seller in Japan as reported in the "Nikkei" business magazine. Franklin Covey has more than 7,000 licensed client facilitators teaching its curriculum within their organizations and trains in excess of 750,000 participants annually in training seminars teaching principles to help them become more effective.

        "The unique market niche of Franklin Covey will be the development and distribution of intellectual property products, training and educational services, combined with the Franklin Day Planner and the 7 Habits Organizer, powerful implementation tools for such concepts," said Messrs. Covey and Smith. "We believe this merger will position Franklin Covey as the dominant global provider of the content, training and educational programs and implementation tools necessary to increase individual client productivity and help institutions build highly skilled, high trust, high performance organizational cultures."

        Franklin Covey will introduce two new books this year: "The Power
Principle: Influence with Honor" by Dr. Blaine Lee in May and "The 7 Habits of Highly Effective Families" by Stephen R. Covey in October.